Exhibit 10.3

NUTON COLLABORATION AGREEMENT

MCEWEN COPPER INC.

AND

MCEWEN MINING INC.

AND

ROBERT R. MCEWEN

AND

NUTON LLC

AUGUST 30, 2022

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		4

1.01	Definitions	4
1.02	Gender, Number and Derivatives	8
1.03	Headings, etc.	8
1.04	Currency	8
1.05	Rules of Construction	8
1.06	Certain Phrases, etc.
1.07	Schedules	8
1.08	Parties and Persons	8
1.09	Statutory and Contractual References	9
1.10	Business Days	9
1.11	Time of Day and Date	9
1.12	Time Periods	9
1.13	Time By Which Obligations Must Be Performed	9
1.14	Conflicts	9

ARTICLE 2 GOVERNANCE		10

2.01	Nuton Collaboration Committee	10
2.02	Board Member	10
2.03	D&O Insurance and Indemnities	11
2.04	Board Observer Alternative	11
2.05	Approvals	12
2.06	Equal Opportunity to Evaluate and Bid on any Off-take, Streams & Royalties	13
2.07	Shareholder Agreement	13

ARTICLE 3 RESTRICTIONS ON TRANSFER AND SALE OF SHARES		13

3.01	Standstill	13

ARTICLE 4 NUTON AND OTHER COVENANTS AND ACKNOWLEDGEMENT		15

4.01	Information and Access Rights	15
4.02	Copper Heap-Leach Related Technologies Exclusivity	15
4.03	Nuton Collaboration	16
4.04	Business Integrity Matters	18
4.05	Business Practices	19

ARTICLE 5 DISPUTE RESOLUTION		20

5.01	Disputes	20
5.02	Injunctive Relief	21

ARTICLE 6 REPRESENTATIONS AND WARRANTIES		21

6.01	Representations and Warranties of the Corporation	21
6.02	Representations and Warranties of McEwen Mining	22
6.03	Representations and Warranties of Robert R. McEwen	22
6.04	Representations and Warranties of the Investor	22

ARTICLE 7 MISCELLANEOUS		23

7.01	Authority; Effect	23
7.02	Notices	23
7.03	Determination of Investor’s Ownership Percentage	24
7.04	Termination and Effect of Termination	24
7.05	Confidentiality	25
7.06	Public Announcements	26
7.07	Assignment	26
7.08	Remedies	26
7.09	Amendments	27
7.10	Waiver	27
7.11	No Third Party Rights	27
7.12	Time of Essence	27
7.13	Governing Law	27
7.14	Further Assurances	27
7.15	Independent Legal Advice	28
7.16	Entire Agreement	28
7.17	Successors and Assigns	28
7.18	Counterparts	28
7.19	Severability	28

NUTON COLLABORATION AGREEMENT

THIS NUTON COLLABORATION AGREEMENT (this “Agreement” ) is dated as of this 30th day of August, 2022, between:

MCEWEN COPPER INC., a corporation incorporated under the laws of the Province of Alberta,Canada (the “Corporation”)

- and -

MCEWEN MINING INC., a corporation incorporated under the laws of the State of Colorado, U.S.A. (“McEwen Mining”)

- and -

ROBERT R. MCEWEN, an individual acting in his personal capacity (“Robert R. McEwen”)

- and -

NUTON LLC, a limited liability company formed under the laws of the State of Delaware, U.S.A. (the “Investor”)

WHEREAS the Corporation has entered into a subscription agreement dated August 30, 2022, pursuant to which the Investor will acquire 2,500,000 common shares in the capital of the Corporation (the “Subscription”);

AND WHEREAS in connection with the Subscription, the Corporation, McEwen Mining, Robert R. McEwen and the Investor have agreed to certain rights and obligations set out herein and the Corporation and the Investor have agreed to collaborate on certain testing of Nuton® Technologies on geological samples collected from the Los Azules Project (as defined below), on the terms set out herein;

NOW THEREFORE in consideration of the foregoing and the mutual covenants and agreements below and for other good and valuable consideration to which neither party would otherwise be entitled, the receipt and sufficiency of which is irrevocably acknowledged, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.01	Definitions.

As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“affiliate” has the meaning given to it in NI 45-106, subject to the terms “person” and “issuer” in NI 45-106 being ascribed the same meaning as the term “Person” in this Agreement,and in the case of the Investor, “affiliate” shall include any company, partnership, joint venture, or other corporate entity that, whether directly or indirectly, controls, is controlled by, or which is under the same management or control of either Rio Tinto Limited (ABN 96 004 458 404) or Rio Tinto plc (Company No. 719885), and their respective Representatives. For purposes of this definition, “control” (and its derivations) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise;

“Agreement” has the meaning ascribed thereto in the preamble;

“Board” means the board of directors of the Corporation;

“Board Designee” has the meaning ascribed thereto in Section 2.02(1);

“Board Observer” has the meaning ascribed thereto in Section 2.04(1);

“Business Integrity Laws” means all applicable Laws or other legally binding measures of any jurisdiction, including but not limited to Canada, the United Kingdom, the United States of America (federal and state), Australia and Argentina, that relate to the prevention of bribery, corruption, money laundering, dealings with the proceeds of crime, the facilitation of tax evasion or fraud, including without limitation Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act of 1977, national and international laws enacted to implement the OECD Convention Combating Bribery of Foreign Officials, and other similar laws and regulations;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in Toronto, Ontario, Canada or Salt Lake City, Utah, United States of America;

“Change of Control” means any Person, or group of Persons acting jointly or in concert, acquiring beneficial ownership of a majority of the outstanding voting securities of McEwen Mining, the Corporation or any of their respective affiliates;

“Common Shares” means the common shares in the capital of the Corporation;

“Confidential Information” has the meaning ascribed thereto in Section 7.05;

“Confidentiality Agreement” means that certain Non-Disclosure Agreement with a commencement date of May 9, 2022 between Rio Tinto Technology Holdings Corporation and the Corporation;

“Convertible Securities” means securities directly or indirectly convertible into, exchangeable for or exercisable to acquire Common Shares or other voting or participating securities of the Corporation;

“Corporation” has the meaning ascribed thereto in the preamble;

“Robert R. McEwen” has the meaning ascribed thereto in the preamble;

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any stock exchange and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Government Official” means (i) any person deemed to be a public officer or public official under applicable laws; (ii) any officer or employee of any Governmental Entity, or any person acting in an official capacity on behalf of any such Governmental Entity; (iii) any officer, employee, or official of a political party; (iv) any candidate for political office; (v) any officer or employee of a public international organisation (including, but not limited to, the United Nations, IMF, or World Bank); (v) any individual who holds or performs the duties of an appointment, office, or position created by custom or convention, including members of royal families and tribal leaders; (vi) a person who is, or holds themselves out to be, an authorised intermediary of any person falling within (i) to (v) above; or (vi) any person who is a relative of any person falling within (i) to (v) above;

“Information” has the meaning ascribed thereto in Section 4.02(2);

“Intellectual Property” has the meaning ascribed thereto in Section 4.03(5);

“Investor” has the meaning ascribed thereto in the preamble;

“Investor’s Ownership Percentage” means , at any time, the Investor’s percentage ownership interest in the equity capital of the Corporation on a non-diluted basis, which shall be calculated by dividing (y) the number of Common Shares beneficially owned and controlled, directly or indirectly, by the Investor and its affiliates, by (z) the total number of Common Shares issued and outstanding at such time; provided that in the case of both (y) and (z), the number of Common Shares used in the calculation shall assume the exercise and/or conversion of any Convertible Securities beneficially owned and controlled, directly or indirectly, by the Investor and its affiliates (regardless of the exercise or conversion price);

“Laws” means applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii)  judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity, and (iii) policies, practices and guidelines of, or contracts with, any Governmental Entity, which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person, or the assets of the Person, referred to in the context in which such word is used;

“Liquidity Event” has the meaning ascribed thereto in the Shareholder Agreement;

“Los Azules Project” means the copper exploration and development project located in the San Juan Province, Argentina owned by the Corporation’s subsidiary Andes Corporacion Minera S.A. as described in the technical report entitled “SEC S-K 229.1304 Initial Assessment Individual Disclosure for the Los Azules Project, Argentina” with an effective reporting date of September 1, 2017 prepared by Mining Plus, together with all property rights and interests associated with or forming part of such project and all improvements thereon, in each case whether now owned or hereafter acquired;

“McEwen Mining” has the meaning ascribed thereto in the preamble;

“Non-Financing Issuance” means an issuance of Common Shares as contemplated by Section 5.3 of the Shareholder Agreement or pursuant to the exercise or conversion of any Convertible Securities contemplated by Section 5.3 of the Shareholder Agreement;

“NI 45-106” means National Instrument 45-106 - Prospectus Exemptions;

“Nuton Collaboration Committee” has the meaning ascribed thereto in Section 2.01(1);

“Nuton Collaboration Committee Member” has the meaning ascribed thereto in Section 2.01(2);

“Party” or “Parties” means one or more of the parties to this Agreement;

“Person” includes a natural person, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated organization, an association, a union, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

“Related Party” mean Persons that are deemed not to deal at arm’s length with the Corporation or any of its subsidiaries, including (i) McEwen Mining and its subsidiaries (excluding the Corporation and its subsidiaries), (ii) Evanachan Limited, a corporation incorporated under the laws of Ontario, (iii) in relation to directors and officers of the Corporation or any of its subsidiaries and (iv) Robert R. McEwen and his immediate family members;

“Rio Tinto Business Integrity Policies” means The way we work and the Rio Tinto Business Integrity Standard, each of which is available at https://www.riotinto.com/sustainability, as updated from time to time;

“Schedule A” means the description of the Stage 1 Viability Testing Program and estimated schedule, a copy of which is attached and incorporated fully herein.

“Shareholder Agreement” means the unanimous shareholder agreement of the Corporation dated August 20, 2021 as the same may be amended from time to time;

“Share Offer” has the meaning ascribed thereto in Section 2.04(1);

“Stage 1 Viability Testing” has the meaning ascribed thereto in Section 4.02(2);

“Subscription” has the meaning ascribed thereto in the preamble;

“Subscription Closing Date” means the closing date of the Subscription;

“subsidiary” has the meaning given to it in NI 45-106;

“Term Sheet” means the non-binding term sheet for the Subscription and Nuton® Collaboration Agreements dated August 19, 2022 between the Corporation and the Investor; and

“Transfer” means, with respect to any Common Shares, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise, and “Transferred” shall have a correlative meaning.

1.02	Gender, Number and Derivatives.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa, as the context requires. If a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.03	Headings, etc.

The provision of a table of contents, the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not and do not affect the interpretation of this Agreement.

1.04	Currency.

All references in this Agreement to dollars or to “$” are expressed in U.S. currency unless otherwise specifically indicated.

1.05	Rules of Construction.

The Parties to this Agreement waive the application of any law or rules of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document. In construing this Agreement, the rule known as the ejusdem generis rule shall not apply nor shall any similar rule or approach apply to the construction of this Agreement and, accordingly, general words introduced or followed by the word “other” or “including” or “in particular” shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

1.06	Certain Phrases, etc.

In this Agreement, (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, and (ii) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. The expressions “Article” or “Section” or other subdivisions followed by a number mean and refer to the specified Article, Section or other subdivision of the Agreement and the expressions “hereof”, “herein”, “hereinafter”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement. All references to specific Articles, Sections, or other subdivisions of this Agreement followed by a number are references to the whole of the Article, Section or other subdivision of this Agreement, as applicable, bearing that number, including all subsidiary provisions containing that same number as a prefix.

1.07	Schedules.

The Schedules to this Agreement are an integral part of this Agreement and a reference to this Agreement includes a reference to the Schedules.

1.08	Parties and Persons.

References in this Agreement to any Party or other Person shall include, where the context permits, references to the estate of that Party or Person or that Party or Person’s respective successors resulting from any amalgamation, merger, arrangement or other reorganization of such Party or other Person.

1.09	Statutory and Contractual References.

Except as otherwise provided in this Agreement:

(1)            any reference in this Agreement to a statute shall include and shall be deemed to be a reference to, such statute and to the regulations, policies and rules made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, regulation, policy or rule that may be passed that has the effect of supplementing or superseding the statute so referred to or the regulations, policies or rules made pursuant thereto; and

(2)            any reference in this Agreement to an agreement refers to such agreement as amended, restated, supplemented or replaced from time to time.

1.10	Business Days.

Any reference to a number of days shall refer to calendar days unless Business Days are specified.

1.11	Time of Day and Date.

Any references to time of day or date means the local time or date in Toronto, Ontario, Canada unless otherwise specified.

1.12	Time Periods.

Unless otherwise specified, time periods within or following which any act is to be done shall be calculated by excluding the day on which the action is taken and including the day on which the period ends and by extending the period to the Business Day immediately following if the last day of the period is not a Business Day.

1.13	Time By Which Obligations Must Be Performed.

Where this Agreement states that an obligation shall be performed “no later than” or “within” or “by” a prescribed number of days before a stipulated date or event or “by” a date which is a prescribed number of days before a stipulated date or event, the latest performance shall be 5:00 p.m. on the last day for performance of the obligation concerned, or if that day is not a Business Day, 5:00 p.m. Eastern time on the next Business Day. Where this Agreement states that an obligation shall be performed “on” a stipulated date, the latest time for performance shall be 5:00 p.m. Eastern time on that day, or, if that day is not a Business Day, 5:00 p.m. Eastern Time on the next Business Day.

1.14	Conflicts.

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of any document delivered pursuant to this Agreement, the provision of the body of this Agreement shall prevail.

ARTICLE 2

GOVERNANCE

2.01	Nuton Collaboration Committee.

(1)            Within thirty (30) days following the Subscription Closing Date, the Corporation shall establish for a minimum of 12 months a Nuton Collaboration Committee (the “NCC”). The purpose of the NCC will be to focus collaborative efforts on developing the best heap leach process alternative for the Los Azules Project and provide the technical basis of understanding for a potential future commercial agreement. The NCC initially shall include two members from the Corporation designated by the Board. The NCC shall be a non-binding advisory committee to senior management and the Board and shall meet at a minimum quarterly.

(2)            The Investor shall designate up to two (2) individuals to act as members (each such member a “NCC Member”) of the NCC, such designation exercisable at the sole discretion of the Investor from time to time by delivery of notice in writing to the Corporation given in accordance with Section 7.02.

(3)            Each NCC Member shall be entitled to: (a) receive notice of and to attend all meetings of the NCC (including by video or telephone conference call); (b) take part in discussions and deliberations of matters brought before the NCC; (c) receive all notices, consents, minutes, documents and other information and materials that are sent to members of the NCC; and (d) receive copies of all written recommendations proposed by the NCC each at substantially the same time and in substantially the same manner as the other members of the NCC.

(4)	No NCC Member shall be entitled to any compensation from the Corporation.

2.02	Board Member.

(1)	The Investor shall have the right (but not the obligation) to designate one (1) nominee (the “Board Designee” ) with the same rights and entitlements as any other Board member of the Corporation for election or appointment to the Board from time to time and the Corporation will promptly recommend for election and, prior to a Liquidity Event, cause to be appointed, and, such right exercisable at the sole discretion of the Investor by delivery of notice in writing to the Corporation given in accordance with Section 7.02.

(2)            Provided that the Investor gives notice of intent to appoint the initial Board Designee prior to a Liquidity Event, such Board Designee shall be appointed to the Board as promptly as practicable (and in any event within ten Business Days following receipt of notice of the identity of such Board Designee) pursuant to the power of the Board to appoint additional directors between shareholders meetings or to fill a vacancy on the Board.

(3)            Prior to a Liquidity Event, the Investor must advise the Corporation of the identity of the Board Designee at least thirty (30) days prior to any meeting at which directors of the Corporation are to be elected, or within ten (10) days of being notified of the record date of any meeting if the record date is within forty-five (45) days of such meeting, failing which the incumbent Board Designee shall be nominated for re-election.

(4)            If the Investor’s Ownership Percentage falls below 7.5%, then the Investor shall cause its Board Designee then elected or appointed to the Board to resign and such Investor will have no further entitlement hereunder to require the Corporation to nominate individuals for election or appointment to the Board. If within one year of the Investor’s Ownership Percentage falling below 7.5%, the Investor’s Ownership Percentage again becomes 7.5% or greater, the Investor’s rights under this Section 2.02 shall be reinstated.

(5)            Following a Liquidity Event, upon receipt of a notice pursuant to Section 2.02(1), the Corporation shall include the Board Designee on any proxy for a meeting of shareholders at which directors are to be elected and recommend that Board Designee for election to the Board.

(6)            If a Board Designee ceases to be a director of the Corporation for any reason, the Investor may nominate another Board Designee to fill the vacancy thereby created, and as promptly as practicable following that nomination (and in any event within ten Business Days following receipt of such nomination), such Board Designee shall be appointed to the Board pursuant to the power of the Board to appoint additional directors between shareholders meetings or to fill a vacancy on the Board.

2.03	D&O Insurance and Indemnities.

(1)            The Board Designee shall be entitled to the benefit of any directors’ liability insurance or indemnities to which the other directors of the Corporation are entitled or have the benefit thereof, including any blanket policy held by McEwen Mining and which would cover MEC Board members.

(2)            To the fullest extent permitted by law, the Corporation shall indemnify the Board Designee (and any former Board Designee) (an “Indemnitee”), and that Indemnitee’s heirs, administrators, executors, legal representatives, successors and assigns, against all costs, charges, fees and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnitee in respect of any civil, criminal, administrative investigative or other claim, lawsuit or proceeding to which the Indemnitee is involved because of that association with the Corporation, if:

(a)	the Indemnitee acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee had reasonable grounds for believing that his or her conduct in respect of which the proceeding was brought was lawful.

(3)            The Corporation shall advance monies to an Indemnitee for the costs, charges and expenses of a proceeding referred to in Section 2.03(2) provided that the Indemnitee shall repay the monies if the Indemnitee does not fulfill the conditions of Sections 2.03(2)(a) and 2.03(2)(b).

(4)            The Corporation shall forthwith pass all resolutions and take all other steps as may be required to give full effect to this Section.

(5)            The Board Designee shall not be entitled to any compensation from the Corporation.

2.04	Board Observer Alternative

(1)            The Investor, in the alternative to putting forth a Board Designee as determined by the Investor in its sole discretion, shall have the right (but not the obligation) to designate one (1) individual to act as a non-voting observer (the “Board Observer”) to the Board, such right exercisable at the sole discretion of the Investor by delivery of notice in writing to the Corporation given in accordance with Section 7.02.

(2)            Subject to the following sentence, the Board Observer shall be entitled to: (a) receive notice of and to attend all meetings of the Board (including by video or telephone conference call); (b) to the extent permitted by the chair of the Board, acting reasonably and in good faith, take part in discussions and deliberations of matters brought before the Board; (c) receive all notices, consents, minutes, documents and other information and materials that are sent to members of the Board; and (d) receive copies of all written resolutions proposed to be adopted by the Board, including any resolution as approved, each at substantially the same time and in substantially the same manner as the other members of the Board. Notwithstanding the foregoing sentence, the Board Observer shall not be entitled to: (i) vote on any matters brought before the Board; and (ii) attend meetings of the Board, or receive any related information, minutes or materials in respect thereof, where the Chair of the Board believes, in their sole discretion, that there could be a potential conflict as a matter of applicable corporate law as a result of a topic of discussion in the meeting of the Board relating to the Investor or any other member of the Rio Tinto Group.

(3)            All Board meetings shall be duly constituted notwithstanding the absence of the Board Observer and for clarity the presence or waiver of the Board Observer shall not be required for quorum of a meeting of the Board. No Board meeting shall be subject to delay and the Corporation shall not be in breach of its obligations hereunder provided that the Corporation has provided notice of a Board meeting, as applicable, to the Board Observer on the same terms as provided to the members of the Board.

(4)            The Board Observer shall not be entitled to any compensation from the Corporation.

(5)            The Corporation hereby acknowledges that the Board Observer will be acting solely as an observer of the Board on behalf of the Investor, and that in no event do the Parties intend that the Board Observer be responsible as a fiduciary to the Corporation, its management, shareholders or creditors or any other person.

2.05	Approvals.

(1)            Without the prior written approval of the Investor, which shall not be unreasonably withheld, the Corporation shall (and shall cause each of its subsidiaries to) not undertake, permit or resolve to undertake or permit any of the following matters in respect of the Corporation or any of its subsidiaries:

(a)	change its articles or bylaws or create any new share classes or series;

(b)	issue shares of any subsidiary of the Corporation to any person other than the Corporation or any of its subsidiaries unless required to do so by applicable law or regulation;

(c)	distribute its assets to any shareholder other than the Corporation or any of its subsidiaries;

(d)	any winding-up, reorganization or dissolution of the Corporation or any of its subsidiaries or making any material assignment for the benefit of any of its creditors;

(e)	enter into any transaction with any Related Party (except in relation to (i) a debt financing transaction on arms’ length commercial terms, or (ii) a subscription for shares of the Corporation to which the Investor’s pre-emptive rights in the Shareholder Agreement apply, or (iii) a subscription for shares of the Corporation to which the Investor has been offered the right to participate pro-rata with the Related Party(ies), or (iv) any bona fide arrangement for cost sharing of management services and G&A on a cost recovery basis, or (v) any bona fide grant of stock options, RSUs or DSUs or issuance of shares on the exercise of such equity derivatives to any related party who is a director, officer, or employee of the Corporation or any of its subsidiaries). ’

(2)            The rights set forth in this Section 2.05 shall terminate upon the earlier of a Liquidity Event and the Investor’s Ownership Percentage falling below 7.5%.

2.06	Equal Opportunity to Evaluate and Bid on any Off-take, Streams and Royalties.

(1)            If the Corporation or any of its subsidiaries propose to issue, grant, sell or enter into any off-take, metal streaming or royalty transaction or rights (or any similar commodity-linked transaction or rights) affecting the Los Azules asset, excluding any proposed or required to be granted to a governmental agency in Argentina, the Investor shall be provided an equal opportunity to evaluate and bid on any such off-take, metal streaming or royalty transaction or rights (or any similar commodity-linked transaction or rights).

2.07	Shareholder Agreement.

(1)            Without the prior written approval of the Investor, the Corporation, McEwen Mining and Robert R. McEwen agree, directly and indirectly not to:

(a)	complete a Liquidity Event until after March 31st, 2023, or

(b)	permit the Corporation to make a substantial acquisition(s) (greater than $25.5 million in the aggregate) until after a Liquidity Event occurs.

ARTICLE 3

RESTRICTIONS ON TRANSFER AND SALE OF SHARES

3.01	Standstill.

(1)	The Investor agrees that neither it nor any of its affiliates will, during the twelve (12) month period following the Subscription Closing Date, without the prior approval of McEwen Mining (in the case of McEwen Mining or its subsidiaries (other than the Corporation or its subsidiaries)) or the Corporation (in all other cases) or as otherwise expressly permitted or contemplated under the Subscription, this Agreement or the Shareholder Agreement, directly, indirectly, or jointly or in concert with any other person (as that expression is defined in the Securities Act (Ontario)):

(a)	acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, individually or jointly or in concert with any other person (as that expression is defined in the Securities Act (Ontario)), any securities of McEwen Mining, the Corporation or any of their respective affiliates or securities convertible into or exchangeable for securities of McEwen Mining, the Corporation or any of their respective affiliates, or direct or indirect rights or options to acquire any securities of McEwen Mining, the Corporation or any of their respective affiliates;

(b)	directly or indirectly make, or in any way participate in, any solicitation of proxies to vote any securities of McEwen Mining, the Corporation or any of their respective affiliates;

(c)	otherwise act alone or in concert with others to seek to control McEwen Mining, the Corporation or any their respective affiliates or to obtain representation on the board of directors of McEwen Mining, the Corporation or any their respective affiliates, otherwise than explicitly set out in this Agreement;

(d)	engage in any discussions or negotiations, enter into any agreement or submit a proposal or offer to McEwen Mining, the Corporation, or any of their respective affiliates or shareholders relating to any business combination, take-over bid or similar transaction for the acquisition of McEwen Mining, the Corporation or any of their respective affiliates; or

(e)	make any public announcement of any intention to do or take any of the foregoing or take any action that could require McEwen Mining, the Corporation or any of their respective affiliates to make a public announcement with respect to any of the foregoing; or

(f)	attempt to induce any person not to make or conclude any proposal with respect to McEwen Mining, the Corporation or any of their respective affiliates by threatening or indicating that Investor or any of its affiliates may take any of the foregoing actions.

(2)            This Section 3.01 shall cease to bind the Investor and its affiliates as of the date a person or persons jointly or in concert (other than the Investor or its affiliates) publicly announce its or their intention to commence a Change of Control transaction which would result in a Change of Control of the ownership of the Los Azules Project, or McEwen Mining, the Corporation or any of their respective affiliates publicly announces that any of their respective boards of directors has approved an agreement which contemplates a Change of Control transaction which would result in a Change of Control of the ownership of the Los Azules Project, whichever occurs first.

(3)            Notwithstanding any other provision of this Section 3.01, the Investor and its affiliates shall, with the prior consent of McEwen Mining, the Corporation or any of their respective affiliates (such consent not to fettered by any agreement to the contrary with any third party), be permitted to (i) make a confidential proposal to the board of directors of McEwen Mining, the Corporation or any of their respective affiliates regarding any of the transactions or activities contemplated in this Section 3.01, provided that neither the Investor nor any of its affiliates shall make any public disclosure of the making of or terms of such proposal except with the prior written consent of McEwen Mining, the Corporation or any of their respective affiliates.

(4)	This Section 3.01 shall survive the termination of the Agreement.

ARTICLE 4

NUTON AND OTHER COVENANTS AND ACKNOWLEDGEMENT

4.01	Information and Access Rights.

(1)            The Corporation shall provide the Investor with timely access to all heap leach- related process information, including without limitation geological information, but excluding any information obtained under confidentiality from another entity and which may exclude Information deemed to be proprietary to the Corporation, acting reasonably, and in compliance with the above terms through the NCC.

(2)            While the Stage 1 Viability Testing Work Program is ongoing, upon specific and reasonable request by the Corporation, the Investor shall use its reasonable commercial efforts to make its corporate non-proprietary and non-confidential technical knowledge base available to the Corporation, acting reasonably, through the NCC representatives, to assist in developing the Los Azules Project. Such efforts shall be limited to high level technical guidance and not unreasonably burdensome to the individual fulfilling the request. As part of any commercial agreement at the asset level, the Investor shall in good faith consider reasonable requests by the Corporation for services and more detailed technical knowledge, subject to mutually satisfactory commercial arrangements between the parties.

(3)            The Corporation shall permit and shall cause its subsidiaries to permit the Investor or any agents or representatives designated by the Investor to visit the Los Azules Project on a reasonable basis as requested by the Investor at the Investor’s sole cost and with reasonable notice and an agenda for the proposed visit provided by the Investor that is pre-approved by the Corporation, acting reasonably.

(4)            As soon as available and in any event no later than ten (10) days after issuance, the Corporation shall deliver to the Investor copies of: (a) any reports prepared by the Corporation or its affiliates pursuant to with National Instrument 43-101 - Standards of Disclosure for Mineral Projects or Section 1300 of SEC Regulation S-K that relate or concern heap leaching; and (b) any technical report with respect to the Los Azules Project that relate or concern heap leaching, including any such reports evaluating the geology or metallurgy of the Los Azules Project, to the extent such reports are not publicly disclosed.

(5)            The Corporation shall prepare annual audited consolidated financial statements commencing with the year ended December 31, 2022 and shall provide such financial statements to its shareholders within 90 days of each end.

(6)            The rights set forth in this Section 4.01 shall terminate upon the later of 12 months following the Subscription Closing Date and the Investor’s Ownership Percentage falling below 7.5%.

4.02	Copper Heap-Leach Related Technologies Exclusivity.

(1)            The Corporation agrees that neither it nor any of its affiliates shall enter into any agreement, partnership, transaction or other binding understanding of any kind concerning, relating to, or pertaining to any novel, trade secret or patented copper heap-leach related technology in respect of or in any way related to the Los Azules Project, whether for the purposes of testing another Person’s technology, or entering into a potential commercial transaction with another Person, without the prior written consent of the Investor for a period of twelve (12) months from Subscription Closing Date

(2)            The Corporation represents and warrants to the Investor that, other than this Agreement, neither it nor any of its affiliates is a party to any agreement, partnership, transaction or other binding understanding of any kind concerning, relating to, or pertaining to any novel or patented copper heap-leach related technology in respect of or in any way related to the Los Azules Project. For certainty, the Corporation is permitted to conduct metallurgical testing and related activities with third party consultants for the purpose of evaluating a conventional copper heap leach flowsheet for inclusion in a planned public technical report.

4.03	Nuton Collaboration.

(1)            The Corporation and the Investor covenant and agree to work together collaboratively, acting reasonably and in good faith, to engage in Stage 1 viability testing of Nuton Technologies on samples collected from the Los Azules Project during an estimated 12-month period from the Subscription Closing Date as further described in Schedule A (“Stage 1 Viability Testing”). The Corporation and the Investor agree to use their reasonable commercial efforts to implement the Stage 1 test program schedule set forth in Schedule A with the understanding that certain steps are dependent on successful completion of a prior step and that the schedule may be modified by mutual agreement of the Corporation and the Investor, except in the case where there is delay due to the workload and/or availability of the Investor’s third-party laboratory where the Investor will communicate such delays to the Corporation within a reasonable time of learning of them.

(2)            The Corporation shall bear the costs and expenses incurred in relation to the collection of the samples and costs to transfer them to the Investor. The Investor shall bear all other costs and expenses related to testing.

(3)            Any information (in any form) relating to or provided in connection with Stage 1 Viability Testing which either Party (including through its affiliates or representatives) discloses, or makes available, to the other Party; or is acquired or obtained by a Party as a result of its dealings with the other Party (including its affiliates or representatives), before, on or after the commencement of Stage 1 Viability Testing remains the property of the disclosing Party (other than the samples, the ownership of which is discussed below), and without limitation, includes:

(a)	the oral or written reports produced by the Investor concerning any aspect of Stage 1 Viability Testing Program;

(b)	any information that is notified, marked or identified as “confidential”, or under the circumstances of its disclosure, should reasonably be considered as confidential;

(c)	any information or matters of a technical, non-technical, financial or business nature, such as know-how, formulas, secret processes or machines, trade secrets, equipment, tooling, inventions, studies, research projects, development plans, information about operations, future plans and methods or systems of doing business, strategies, pricing, costs, profits, sales, markets, lists of actual or potential customers, customer requirements, models, articles, notes, books, correspondence, drawings, forms, photographs, unpublished applications for patent(s), trademark(s), or design(s), copyright(s), papers, notebooks, reports, records, research, operational, industrial or development data, blueprints, sample models, photographs, financial and marketing data, business plans, computer programs, software or code, files and disks, owned by, or licensed to, the Investor or any of its affiliates; and

(d)	any document or other material (in any form) that refers to, records, or is produced based on, or is derived from, any disclosed information, but excludes information:

(i)	that is or becomes publicly available otherwise than as a result of a breach of this Section 4.03 or in breach of an obligation of confidence;

(ii)	the Corporation and the Investor agree in writing is not confidential;

(iii)	a Party receives from a third party, provided it was not disclosed by or acquired from that third party unlawfully or in breach of an obligation of confidence;or

(iv)	that was previously known to the Party (or independently created or developed by it), without access to the Information as the Party can reasonably prove, by documented and probative evidence,

and does not cease to be Information merely because individual features of the Information may be found separately or within a general disclosure in the public domain or otherwise (“Information”). The Party receiving the Information uses such Information disclosed ‘as is’ and at its own risk. The Corporation and the Investor acknowledge that the obligations under this Section 4.03 apply in addition to any obligation that may arise at law or under statute with respect to the Information.

(4)            The Corporation and the Investor agree that the geological samples and any other related materials transferred by the Corporation to the Investor, upon receipt of such samples and any other related materials by the Investor, is from the time of receipt the property of the Investor. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Investor agrees (i) to destroy the samples and any other related materials transferred by the Corporation in its possession once Stage 1 Viability Testing is completed and (ii) to send to the Corporation (properly packaged and labelled and in accordance with delivery instructions provided by the Corporation) a representative sample of the leached samples for the Corporation’s use, if requested in advance by the Corporation. The Corporation’s collection of the samples and any other related materials transferred to the Investor and any evaluation or analysis or other contribution under this Agreement shall not be considered a work for hire. The Investor will be deemed to be the full owner of the samples and any other related materials transferred to it by the Corporation upon receipt of the samples and any other related materials from the Corporation, hereunder, including all Intellectual Property, Information and data developed or derived as a result of or in connection with the Stage 1 Viability Testing.

(5)            Nothing in this Agreement will be interpreted, construed, deemed, or read to create, imply, give effect to, or otherwise recognize any licence, transfer or assignment of Intellectual Property rights of any kind between or among the Parties, including, all industrial and intellectual property rights whether protectable by statute, at common law or in equity, including all copyright and similar rights which may subsist or may hereafter subsist in works or any subject matter, rights in relation to inventions(including all patents and patent applications), trade secrets and knowhow, rights in relation to designs (whether or not registerable), rights in relation to registered or unregistered trademarks, but excludes non-assignable moral rights and similar non-assignable personal rights of authors and producers (“Intellectual Property”).

(6)            The following clauses contained in the Confidentiality Agreement survive as applied to this Section 4.03: Clause 3 (Permitted Disclosure), Clause 4 (Mandatory Disclosure); Clause 5 (Return or Destruction of Information) and Clauses 6.3 and 6.5 (Enforcement, Remedies and Termination).

(7)            The Corporation and the Investor shall use, handle test, apply and dispose of any samples, as applicable, in compliance with applicable federal, state and local laws, rules, regulations and ordinances.

(8)            The Investor shall keep the Corporation apprised of testing results and progress at regular intervals to be agreed upon but no less than monthly unless no new material information is available.

(9)            The Corporation or the Investor may, at any time, without cause or prejudice to its rights, terminate the Stage 1 Viability Testing, upon 30 days’ written notice to the other Party. Upon receipt of such notice, the Corporation and Investor must comply with the obligations under clause 5 of the Confidentiality Agreement.

(10)            In no event will either the Corporation or the Investor (or their respective affiliates) be liable for any damages arising from the other Party’s testing during the Stage 1 Viability Testing or use of the Information, including indirect, incidental, special, consequential, or punitive damages or damages for loss of profits, equipment or data, whether in an action in contract, tort (including negligence) or otherwise. Each Party’s liability for such damages in no event will exceed US $100. The Parties acknowledge that the limitations of liability in this Section 4.03(10) are material and without which they would not have agreed to the terms of this Section 4.03.

(11)            The Corporation acknowledges that any future use of Nuton® Technologies at the Los Azules Project shall require the execution of a commercial agreement between the Parties or their affiliates.

(12)            Furthermore, the Investor agrees that if Nuton Technologies demonstrate commercial viability as mutually agreed between the Parties, the Corporation may publicly disclose the recovery rates and other high-level results from the outcome of the Stage 1 Viability Testing Program, provided that any such disclosure shall be subject to the approval of the Investor, acting reasonably.

4.04	Business Integrity Matters.

(1)            The Corporation represents and warrants to the Investor that it and its subsidiaries are in compliance, and covenants that it and its subsidiaries shall remain in compliance, with all relevant Business Integrity Laws.

(2)            The Corporation represents and warrants to the Investor all permits and other authorizations obtained, or which will be obtained in connection with the Los Azules Project have been and will be obtained in compliance with the relevant Business Integrity Laws.

(3)            No representative of the Corporation or any of its affiliates is a Government Official or Governmental Entity, and no Governmental Entity or Government Official has or will be a beneficiary of or have a right or ability to share either directly or indirectly in any payments made in relation to this Agreement or any transactions undertaken in connection with this Agreement.

(4)            No Person (whether a Government Official, Governmental Entity, private individual, enterprise, or otherwise) has approached the Corporation or any of its affiliates for the purpose of any activity in violation of Business Integrity Laws.

(5)            The Corporation shall promptly report to the Investor any request or demand for any undue or suspicious financial or other advantage of any kind received in connection with the performance of this Agreement or any transactions contemplated under this Agreement.

(6)            Neither the Corporation nor its affiliates, nor any of its or their respective representatives, is or has been the subject of any formal investigation, proceedings, conviction, or written notice relating to compliance with applicable Business Integrity Laws and, to their knowledge, there are no circumstances which could lead to such.

(7)            The Corporation is not and has not in the last five years been listed by any Governmental Entity as being debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for participation in government procurement programs or other government contracts including without limitation, any exclusion under applicable Laws.

(8)            The Corporation has received a copy of, will maintain in place, and comply (for and on behalf of itself and its subsidiaries) with the relevant Rio Tinto Business Integrity Policies, which for the purposes of this Agreement shall be limited to those related to corruption, anti-bribery, anti-trust, sanctions and human rights, in the performance of and for the duration of this Agreement.

(9)            The Corporation shall ensure that all of its and its subsidiaries representatives engaged in connection with this Agreement and the transactions contemplated by this Agreement comply with the relevant Rio Tinto Business Integrity Policies, which for the purposes of this Agreement shall be limited to those related to corruption, anti-bribery, anti-trust, sanctions and human rights, and are appropriately trained to ensure compliance with applicable Business Integrity Laws and the relevant Rio Tinto Business Integrity Policies, including those related to corruption, anti-bribery, anti-trust, sanctions and human rights.

(10)            The Corporation shall be responsible for the observance and performance by its and its subsidiaries’ representatives and shall be directly liable to the Investor in the event of breach by any such Person of the relevant Rio Tinto Business Integrity Policies, which, for purposes of this Agreement shall be limited to those related to corruption, anti-bribery, anti-trust, sanctions, and human rights, and applicable Business Integrity Laws.

4.05	Business Practices.

(1)            The Corporation agrees to promptly (and in any event within seven (7) Business Days) notify the Investor in writing if it becomes aware that it or any of its affiliates has become the subject of any investigation, inquiry, or enforcement proceedings by any Governmental Entity regarding any breach or potential breach of any Business Integrity Laws, or any such investigation is threatened or pending.

(2)            The Corporation agrees promptly (and in any event within seven (7) Business Days) to notify the Investor in writing in the event it becomes aware of any actual or suspected breach or violation of this Agreement or the Business Integrity Laws by the Corporation or any of its affiliates.

(3)            Any notification given in accordance with Section 4.05(1) or Section 4.05(2) shall be given in as much detail as possible and to the extent permissible under applicable Laws. The Corporation agrees to cooperate fully and in good faith with the Investor in relation to any enquiries the Investor may require in relation to such notifications.

(4)            The Corporation shall ensure that, before the Corporation or any of its subsidiaries enter into any agreement with a third-party services provider, it shall perform commercially reasonable due diligence in accordance with the relevant Rio Tinto Business Integrity Policies before retaining or engaging any third party in connection with this Agreement.

(5)            Notwithstanding and without limiting any of the above, the Corporation agrees that no sub-contract or engagement it has with any third party will in any way relieve the Corporation of responsibility for the performance of this Agreement and compliance with its terms.

(6)            The Corporation undertakes to identify and encourage opportunities which benefit indigenous people and local communities.

(7)            The Corporation will ensure that its performance in accordance with this Agreement will comply with all applicable federal, provincial, state, and local Laws, including all statutes, regulations, and case law governing labor and employment, including any and all applicable Laws related to co-employment and worker classification.

ARTICLE 5

DISPUTE RESOLUTION

5.01	Disputes.

(1)            Mandatory Informal Resolution Meeting. If a dispute arises between or among the Parties in respect of any matter in relation to this Agreement, it shall be referred to authorized individuals of the relevant Parties to resolve by written notice of any one party. The authorized individuals shall endeavor to meet in person to discuss resolution of the dispute or, at a minimum, by videoconference if an in-person meeting is not practicable.

(2)            Further Actions for Resolving Disputes Involving Confidential Information. Should the Parties be unable to resolve a dispute that involves or relates to Confidential Information within twenty (20) days from the date of such written notice, the dispute shall be referred to binding confidential arbitration and administered by the ADR Institute of Canada, Inc. under its Arbitration Rules, as amended or supplemented by the provisions of this Article 5 (an “Arbitration”). The service of any notice, process, motion or any other document in connection with an Arbitration or any enforcement of any arbitration award may be made in the same manner that communications may be given under 7.02. The Arbitration will be conducted in the English language in the City of Toronto, Ontario, Canada with one arbitrator. Except as required under applicable Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration related in any manner to Confidential Information without the prior written consent of the parties to the Arbitration, save and except no consent is required for disclosure to professional advisors and tax authorities in connection with or as a result of an Arbitration. The costs of an Arbitration pursuant to this provision shall be borne by the parties equally.

(3)            Further Actions for Resolving Other Disputes. Should the Parties be unable to resolve a dispute within twenty (20) days from the date of the written notice of a dispute that does not relate to or involve Confidential Information, then the Parties shall by mutual agreement submit the dispute to a neutral mediator. The Parties may also at their election waive mediation by mutual written agreement and refer the dispute to litigation, which shall be under the exclusive jurisdiction of the Courts of the Province of Ontario. The reasonable attorneys’ fees and costs related to any litigation activities shall be recoverable by the prevailing party in the litigation.

If the dispute proceeds to mediation, the authorized individuals shall have seven (7) days from the date of such written notice to each submit by email to the other Party(ies) a written list of no less than three (3), but no more than five (5), acceptable qualified mediators not affiliated with any of the Parties. Within seven (7) days from the date of receipt of such list, the authorized individuals shall rank the mediators in numerical order of preference and exchange such rankings by email with the relevant Party(ies).

If one or more names are on all of the lists, the highest-ranking person shall be designated as the mediator. If no mediator has been selected under this procedure, the Parties agree that they will each select one mediator from the list(s) submitted by the other Party(ies) and those mediators shall select and appoint another mediator to serve as the sole mediator. The mediation session shall be held within thirty (30) days after the appointment of a mediator, subject to the mediator’s availability.

If the Parties accept the mediator’s recommendations or agree on the resolution of the dispute, then the agreement will be signed by and become binding on the Parties. If no agreement is reached, then once seven (7) days has passed since the completion of mediation, any of the Parties to the dispute may refer the dispute to litigation. The Parties agree to attorn to the exclusive jurisdiction of the Courts of the Province of Ontario in the case of litigation in accordance with this provision. The costs of mediation pursuant to this provision shall be borne by the parties equally, however, reasonable attorneys’ fees and costs related to any litigation activities post- mediation shall be recoverable by the prevailing party in the litigation.

5.02	Injunctive Relief.

Any arbitrator appointed pursuant to Section 5.01 shall have the power to grant any legal or equitable remedy or relief available under the applicable law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. The Parties agree that any Party may have recourse to the Courts of the Province of Ontario to seek interim or provisional measures, including injunctive relief and pre-arbitral attachments or injunctions and any such request shall not be deemed incompatible with the agreement to arbitrate under this Agreement or a waiver of such right to arbitrate.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.01	Representations and Warranties of the Corporation.

The Corporation represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(1)            the Corporation is duly incorporated, validly existing and in good standing under the laws of the Province of Ontario and has all requisite corporate power and authority to execute and deliver this Agreement;

(2)	this Agreement has been duly executed and delivered by the Corporation; and

(3)            this Agreement constitutes the valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

6.02	Representations and Warranties of McEwen Mining.

McEwen Mining represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(1)            McEwen Mining is duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to execute and deliver this Agreement;

(2)	this Agreement has been duly executed and delivered by McEwen Mining; and

(3)            this Agreement constitutes the valid and binding agreement of McEwen Mining, enforceable against McEwen Mining in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

6.03	Representations and Warranties of Robert R. McEwen

Robert R. McEwen represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(1)	this Agreement has been duly executed and delivered by Robert R. McEwen; and

(2)            this Agreement constitutes the valid and binding agreement of Robert R. McEwen, enforceable against Robert R. McEwen in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

6.04	Representations and Warranties of the Investor.

The Investor represents and warrants to the Corporation as follows and acknowledges and agrees that the Corporation is relying on such representations and warranties to enter into this Agreement:

(1)            the Investor is validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement;

(2)	this Agreement has been duly executed and delivered by the Investor; and

(3)            this Agreement constitutes the valid and binding agreement of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case now or hereafter in effect.

ARTICLE 7

MISCELLANEOUS

7.01	Authority; Effect.

Each Party hereto represents and warrants to and agrees with each other Party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such Party and do not violate any agreement or other instrument applicable to such Party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the Parties hereto, or to constitute any of such Parties members of a joint venture or other association.

7.02	Notices.

Any notices, requests, demands, designations and other communications required or permitted pursuant to this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

(1)	If to the Corporation, to:

McEwen Copper Inc.
150 King St, West Suite 2800
Toronto, ON M5H 1J9

	Attention:	General Counsel
E-mail:

(2)	If to McEwen Mining, to:

McEwen Mining Inc.
150 King St, West Suite 2800
Toronto, ON M5H 1J9

	Attention:	General Counsel
E-mail:

(3)	If to Robert R. McEwen, c/o:

McEwen Mining Inc.
150 King St, West Suite 2800
Toronto, ON M5H 1J9

	Attention:	Robert R. McEwen
E-mail:

(4)	If to the Investor, to:

Nuton LLC
4700 Daybreak Parkway
South Jordan, Utah, United States of America 84009

	Attention:	Roberta Kuehne
E-mail:

with copies (which shall not constitute notice) to:

Adam Burley

Javiera Alcayaga

Unless otherwise specified herein, such notices or other communications shall be deemed to have been delivered (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day before 5:00 p.m. (Toronto time), or if not delivered on a Business Day or after 5:00 p.m. (Toronto time) on a Business Day, on the first Business Day thereafter and (iii) 2 Business Days after being sent by overnight courier. Each of the Parties hereto shall be entitled to specify a different address by giving notice as aforesaid to the other Party hereto.

7.03	Determination of Investor’s Ownership Percentage.

For all purposes of this Agreement, in determining the Investor’s Ownership Percentage, any Common Shares issued as a result of any Non-Financing Issuance shall be disregarded and the Investor shall be deemed to own the percentage of Common Shares it would have held at such time if such Non-Financing Issuance(s) had not occurred. This provision shall expire three (3) years from the date of the Subscription Closing Date.

7.04	Termination and Effect of Termination.

(1)            Unless otherwise terminated by the mutual written agreement of the Parties, this Agreement shall continue in full force and effect and shall only terminate, and all rights and obligations hereunder shall only cease to apply, upon the date upon which the Investor’s Ownership Percentage is deemed to have fallen below 7.5%.

(2)            Notwithstanding Section 7.04(1), the provisions of Article 5 and Article 7 shall survive any termination. No termination under this Agreement shall relieve any Person of liability for any breach incurred prior to termination.

7.05	Confidentiality.

(1)            The Parties acknowledge that the Confidentiality Agreement has been terminated as of the date hereof, except the Parties agree that the following clauses contained in the Confidentiality Agreement shall survive and apply to Section 4.03 of this Agreement mutatis mutandis as if the Investor was Rio Tinto Technology Holdings Corporation: Clause 3 (Permitted Disclosure), Clause 4 (Mandatory Disclosure); Clause 5 (Return or Destruction of Information) and Clauses 6.3 and 6.5 (Enforcement, Remedies and Termination).

(2)	Any information regarding a Party that:

(a)	has not become generally available to the public;

(b)	was not available to a Party or its representatives on a non-confidential basis before the date of this Agreement; or

(c)	does not become available to a Party or its representatives on a non-confidential basis from a Person who is not, to the knowledge of the Party or its representatives, otherwise bound by confidentiality obligations to the provider of such information or otherwise prohibited from transmitting the information to the party or its representatives, will be kept confidential by each Party and shall constitute confidential information (the “Confidential Information”).

(3)            Each Party undertakes that it and its representatives will: (a) keep such Confidential Information strictly confidential; and (b) except with the prior written consent of the disclosing Party, not disclose to any third party any Confidential Information received from the disclosing Party; provided that any such information may be disclosed to those affiliates and representatives of the receiving Party who in each such case have a legitimate and verifiable need to know such information and who agree in writing or by the receiving Party’s written policies or protocols are required to keep such information confidential and to be bound by the terms of this Section 7.05 at least to the same extent as if they were Parties hereto. Notwithstanding any such agreement on the part of each such affiliate or representative, each Party shall ensure that its affiliates or representatives strictly observe the terms of this Section 7.05 and shall be liable for any breach of this Section 7.05 by any of its affiliates or representatives. Each Party shall fully inform each of its affiliates and representatives to whom Confidential Information is disclosed of all restrictions and requirements contained in this Section 7.05.

(4)            No Confidential Information may be released to third parties without the consent of the provider thereof, except that (i) the Investor may disclose Confidential Information to the extent required for the Stage 1 Viability Testing and (ii) the Parties agree that they will not unreasonably withhold such consent to the extent that such Confidential Information is compelled to be released by legal process or must be released to regulatory bodies and/or included in public documents.

(5)            Upon request by the provider of the Confidential Information, the other Party will return to the provider, or destroy (subject only to normal course data back-up or archival processes), all documents, including any copies thereof, comprised in the Confidential Information provided by the provider, and the recipient of the Confidential Information will confirm in writing that all Confidential Information has been returned or destroyed (subject only to normal course data back-up or archival processes), as applicable, provided that one copy of the Confidential Information may be retained within a receiving Party’s legal department for liability defense or insurance purposes only. Notwithstanding any such return or destruction of any Confidential Information, Confidential Information, including, without limitation, any Confidential Information retained by a receiving Party, will continue to be subject to this Agreement. In addition, Confidential Information that has been prepared by either Party from publicly available information or from information not obtained pursuant to this Agreement may be retained by the Party that has prepared such information. The obligations in this Section 7.05(5) do not apply to the Investor’s retention of Confidential Information included in any documents, reports or other writings of any form that relate to the Stage 1 Testing Program

(6)            The foregoing confidentiality restrictions shall not prohibit a Party from using general geological inferences, interpretations or understanding which it has drawn from or in the course of the Stage 1 Viability Testing Program, Los Azules Project or in the pursuit of any other business opportunity.

7.06	Public Announcements.

No press release, public statement or announcement or other public disclosure with respect to this Agreement or any of the transactions contemplated herein may be made except with the prior written consent and joint approval by the Investor and the Corporation, such consent not being unreasonably withheld or delayed, or if required by Law or a Governmental Entity, and then only to the extent legally required. Where the public disclosure is required by Law or a Governmental Entity, the Party required to make the public disclosure will use its commercially reasonable efforts to obtain the approval of the other Party as to the form, nature and extent of the disclosure. The Investor acknowledges and agrees that once it has approved the form, nature and extent of any disclosure, subsequent approval will not be required for so long as the disclosure is not materially amended.

7.07	Assignment.

No Party may assign or transfer this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Parties, provided that the Investor may, without the consent of the other Parties, assign or transfer this Agreement or any of its rights or obligations under this Agreement to any affiliate of the Investor.

7.08	Remedies.

Subject to Article 5, the Parties shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. Each Party hereto acknowledges that a breach or threatened breach by a Party of any provision of this Agreement may result in the other Party suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, each Party agrees that the other Party shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which it or any other party may become entitled, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived. No delay of or omission in the exercise of any right, power or remedy accruing to either Party as a result of any breach or default by the other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

7.09	Amendments.

This Agreement may not be orally amended, modified or, extended. This Agreement may be amended, modified or extended only by an agreement in writing signed by each of the Parties. Each such amendment, modification or, extension shall be binding upon each Party hereto.

7.10	Waiver.

Except as expressly provided in this Agreement, no waiver of any provision or of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give such waiver and, unless otherwise provided in such written waiver, shall be limited to the specific provision or breach waived. No waiver by either Party hereto of any provisions or of any breach of any term, covenant, representation or warranty contained in this Agreement, in one or more instances, shall be deemed to be or construed as a further or continuing waiver of that or any other provision (whether or not similar) or of any breach of that or any other term, covenant, representation or warranty contained in this Agreement.

7.11	No Third-Party Rights.

The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer any third-party beneficiary rights other than those conferred in Section and this Agreement does not confer any such rights upon any third party (including any holders of securities of the Corporation) that is not a Party to this Agreement with the exception of those described in Section 2.03 as to Board Designees.

7.12	Time of Essence.

Time is of the essence of this Agreement.

7.13	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario (without giving effect to any conflict of laws principles thereunder) and the federal laws of Canada applicable therein.

7.14	Further Assurances.

Each Party shall use reasonable efforts to take all such steps, execute all such documents and do all such acts and things as may be reasonably within its power to implement to their full extent the provisions of this Agreement and to cause the Corporation or the Investor, as the case may be, to act in the manner contemplated by this Agreement.

7.15	Independent Legal Advice.

The Parties acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. Further, the Parties acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Agreement that they have either done so or waived their right to do so, and agree that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

7.16	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the matters contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties related to such matters, including the Term Sheet. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into this Agreement.

7.17	Successors and Assigns.

This Agreement becomes effective only when executed by each of the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns.

7.18	Counterparts.

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by email or other electronic means is as effective as a manually executed counterpart of this Agreement.

7.19	Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect. The Parties shall engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic and substantive effect of which comes as close as possible to that of the invalid or unenforceable provision which it replaces.

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IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first above written.

MCEWEN COPPER INC.

By:	/s/ Robert R. McEwen
Name: Robert R. McEwen
Title: President

MCEWEN MINING INC.

By:	/s/ Robert R. McEwen
Name: Robert R. McEwen
Title: President

ROBERT R. MCEWEN

By:	/s/ Robert R. McEwen
Robert R. McEwen

NUTON LLC

By:
Name: Adam Burley
Title: Director

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement as of the day and year first above written.

MCEWEN COPPER INC.

By:
Name:
Title:

MCEWEN MINING INC.

By:
Name:
Title:

ROBERT R. MCEWEN

By:
Robert R. McEwen

NUTON LLC

By:	/s/ Adam Burley
Name: Adam Burley
Title: Director

SCHEDULE A

Stage 1 Viability Testing Programme